UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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BRIGHTHOUSE FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Definitive Proxy Statement for Annual Meeting of Stockholders

To Be Held Wednesday, May 23, 2018

This proxy statement supplement (“Supplement”) updates and amends the definitive proxy statement filed by Brighthouse Financial, Inc. (the “Company”) with the Securities and Exchange Commission on April 10, 2018 (the “Original Proxy Statement”) regarding the Company’s 2018 Annual Meeting of Stockholders (“2018 Annual Meeting”) to be held on Wednesday, May 23, 2018 at 8:30 a.m., Eastern Daylight Time at The Ballantyne Hotel, 10000 Ballantyne Hotel Commons Parkway, Charlotte, North Carolina 28277.

This Supplement serves as notice of an announcement by MetLife, Inc. (“MetLife”) on May 1, 2018 that John D. McCallion, one of the members of the Company’s Board of Directors (the “Board”) and a nominee for director at the 2018 Annual Meeting, will succeed John C.R. Hele as Chief Financial Officer of MetLife, effective May 1, 2018. Mr. McCallion also continues to serve as MetLife’s Executive Vice President and Treasurer.

Pursuant to the Company’s Corporate Governance Principles (the “Principles”), in the event of, inter alia, a significant change in circumstances involving a director’s (x) employment status or (y) principal professional position, such director is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board (the “Committee”) and the Board. Therefore, in accordance with the Principles, Mr. McCallion submitted his resignation as a member of the Board for consideration by the Committee and the Board. The Committee evaluated the circumstances of Mr. McCallion’s tendered resignation and the appropriateness of Mr. McCallion’s continued Board service. The Committee recommended that the Board reject such resignation, and the Board rejected it. Accordingly, Mr. McCallion will continue to serve on the Board and will continue to stand for re-election as a Class I Director at the 2018 Annual Meeting. This Supplement does not change the proposals to be acted upon at the 2018 Annual Meeting or the Board’s recommendations thereon, which are described in the Original Proxy Statement.